UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2019 (August 20, 2019)

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in charter)

Delaware	001-14310	41-1838504
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

510 Madison Avenue, 9th Floor, New York, NY 10022

(Address of Principal Executive Offices) (Zip Code)

(651) 704-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) and the Actions by Written Consent Amendment (as defined below) contained in Item 5.03 of this Current Report on Form 8-K are incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Chain in Fiscal Year.

The Reverse Stock Split

On August 20, 2019, GlassBridge Enterprises, Inc. (the “Company” or “we”) filed an Amendment (the “Amendment”) to the Restated Certificate of Incorporation, as amended, of the Company (the “Articles”) with the Secretary of State of the State of Delaware to: (i) effect the previously announced reverse split of our common stock, par value $0.01 per share at a ratio of 1:200 (the “Reverse Stock Split”) and (ii) effect an amendment allowing the stockholders of the Company to act by written consent in lieu of meeting, subject to certain limitations (the “Written Consent Amendment”).

On August 21, 2019 (the “Effective Date”), our common stock began trading on the Reverse Stock Split-adjusted basis on the OTCQB at the opening of trading. In connection with the Reverse Stock Split, our common stock began trading with a new CUSIP number at such time. There was no change to the Company’s stock symbol.

No fractional shares of common stock will be issued in connection with the Reverse Stock Split. If, as a result of the Reverse Stock Split, a stockholder would otherwise hold a fractional share, a stockholder will, in lieu of the issuance of such fractional share, be entitled, upon surrender to the exchange agent of a certificate(s) representing its pre-split shares or upon conversion of its shares held in book-entry, to receive a cash payment equal to the fraction to which the stockholder would otherwise be entitled, multiplied by $106, which is the closing price per share (as adjusted to give effect to the Reverse Stock Split) on the OTCQB on the closing date immediately prior to the Effective Date.

EQ by Equiniti (“EQ”), the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split, and will provide instructions to stockholders of record regarding the process for exchanging shares. EQ will be issuing all of the post-Reverse Stock Split shares through their paperless Direct Registration System (“DRS”), also known as “book entry form.” Eligible book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock will be automatically adjusted. Stockholders who hold certificated shares will be mailed a letter of transmittal to be completed for the exchange of all of their shares. Those stockholders holding common stock in “street name” will receive instructions from their brokers.

The Written Consent Amendment

In addition to the Reverse Stock Split, the Amendment had the effect of amending Article Twelve of the Articles of the Company. As previously written, the Articles prevented stockholders of the Company from acting by written consent in lieu of a meeting. Such a bar may have the effect of entrenching management, and limiting the shareholder franchise, as well as creating undue burden to the Company where an action by written consent would be more expedient and cost effective. Article 12, as amended (the “Written Consent Amendment”), now provides that any action to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing is executed by the holders of the Company’s common stock having the minimum votes necessary to authorize such action if a meeting had taken place.

The foregoing is merely a summary of the Amendment, the Reverse Stock Split and the Written Consent Amendment, and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to the Restated Certificate of Incorporation As Amended of GlassBridge Enterprises, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2019

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Daniel Strauss
Chief Executive Officer